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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation of our report dated February 27, 1998 on the financial statements of Xerographic Laser Images Corporation as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 into Xerographic Laser Images' Corporation's Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1-11236) dated as of March 11, 1998.

We also consent to the incorporation by reference of the Form 10K-SB which contains our report dated January 17, 1997 (except for Note 9 as to which the date is February 12, 1997) on the financial statements of Xerographic Laser Images Corporation as of December 31, 1996 and 1995 and for the two years in the period ended December 31, 1996.


                                               Wolf & Company, P.C.

Boston, Massachusetts
March 11, 1998